EX-35 (c)
(logo) Bank of America

Bank of America
475 CrossPoint Parkway
PO Box 9000
Getzville, NY 14068-9000



GSR 2006-10F
Servicer Compliance Statement

I, H. Randall Chestnut, hereby certify pursuant to section 2.04 of the Regulation AB Compliance Addendum (this "Reg AB Addendum"), dated as of March 15, 2006, by and between Goldman Sachs Mortgage Company (the "Purchaser") and Bank of America, National Association (the "Company"), to that certain Amended and Restated Flow Mortgage Loan Sale Agreement, dated as of July 1, 2005, by and between the Company and the Purchaser (as amended, modified or supplemented, the "Agreement"), that: (i) a review of the Company's activities during the 2006 calendar year and of its performance under the Agreement and any applicable Reconstitution Agreement during such period has been made under my supervision, and (ii) to the best of my knowledge, based on such review, the Company has fulfilled all of its obligations under the Agreement and any applicable Reconstitution Agreement in all material respects throughout the 2006 calendar year.

March 1, 2007

By: /s/ H. Randall Chestnut
Name:   H. Randall Chestnut
Title:  Senior Vice President